Exhibit 10.39
[UK Executive Form]
VALIDUS HOLDINGS, LTD.
RESTRICTED SHARE AGREEMENT
     THIS AGREEMENT, dated as of                     , 2008, between Validus Holdings, Ltd. (the “Company”), a Bermuda corporation, and                     (the “Employee”).
     WHEREAS, the Employee has been granted the following award under the Company’s 2005 Amended and Restated Long Term Incentive Plan (the “Plan”);
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
          1. Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded                     Restricted Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of                     . Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
          2. Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:
               (a) Vesting of Award. Subject to the provisions of this Section 2 below and the other terms and conditions of this Agreement, this Award shall become vested 100% on                     . All dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(b) of the Plan shall be subject to the vesting schedule herein and shall be paid to the Employee upon any vesting of the Restricted Shares hereunder in respect of which such dividends or other amounts are payable.
               (b) Termination by a Group Company with Cause, as a result of the Employee’s Permanent Disability or upon Employee’s Death. If the Employee’s employment is terminated by a Group Company with Cause, as a result of the Employee’s Permanent Disability or upon the Employee’s death, any portion of the Award that is not vested on the date of Termination of Service shall be forfeited by the Employee and become the property of the Company. For purposes of this Agreement, the Employee shall be considered to have incurred a Termination of Service on the date notice of termination (“Notice of Termination”) of the Employee’s employment is given by the Employee (such date being a “Notice Date”), unless the Employee remains actively employed with any Group Company after such date, in which case a Termination of Service will be deemed to occur hereunder on the date the Employee ceases to be so actively employed. For purposes of this Agreement, “Cause” means (a) theft or embezzlement by the Employee with respect to the Company, any Subsidiary or any Affiliate (a “Group Company”); (b) malfeasance or gross negligence in the performance of the Employee’s duties; (c) the commission by the Employee of any crime involving moral turpitude; (d) willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness or at the direction of any Group Company) or failure, neglect or refusal by the Employee to perform his or her duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) failure by the Employee to adequately perform his or her duties and responsibilities without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the Employee to an extent which materially impairs the Employee’s performance of his or her duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the Employee’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; (h) the Employee’s failure to use his or her best efforts to obtain, maintain or renew any required work permit in a timely manner, without the same being corrected within ten (10) days after being given written notice thereof; (i) the Employee shall be or become prohibited by law from being a director (applicable only to directors); or (j) the Employee becomes bankrupt or makes any composition or enters into any arrangement with his creditors. For purposes of this Agreement, “Permanent Disability” means those circumstances where the Employee is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned by a Group Company for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
               (c) Termination by a Group Company not for Cause or by the Employee for Good Reason. Except as provided in Section 2(e) below, 45% of the Award shall vest (i) in the event the Employee’s employment is terminated by a Group Company not for Cause, upon the delivery by such Group Company of a notice of termination not for Cause, or (ii) in the event the Employee’s employment is terminated by the Employee for Good Reason, at the end of the applicable correction period following the Employee’s delivery of Good Reason Notice, so long as the Group Company has not corrected the event or condition giving rise to Good Reason by the end of the correction period; and the remaining 55% of the Award will vest on                      but only if the Employee does not breach (i) any confidentiality, noncompetition, nonsolicitation or assignment of inventions policies, terms, conditions or restrictions established by the Company (or a committee thereof) or (ii) the applicable terms and restrictive covenants of any employment agreement or similar agreement entered into with a Group Company, including the duties owed during any “garden leave” period. In the event of the Employee’s breach of any of such terms, duties or covenants, any unvested portion of the Award shall be immediately forfeited by the Employee and become the property of the Company. For purposes of this Agreement, “Good Reason” means, without the Employee’s written consent, (a) a material reduction, in the aggregate, in the Employee’s Base Salary and benefits or (b) a material and adverse change by a Group Company in the Employee’s duties and responsibilities, other than due to the Employee’s failure to adequately perform such duties and responsibilities as determined by the Board in good faith, without the same being corrected within ten (30) days after being given written notice (“Good Reason Notice”) thereof; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the Employee must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Employee of his right to terminate for Good Reason as a result of such act or omission.
               (d) Resignation Without Good Reason. If the Employee’s employment shall be terminated as a result of the Employee’s resignation or leaving of his employment, other than for Good Reason, no portion of the Award shall vest on or following the Notice Date. Any portion of the Award that has not vested on the Notice Date shall be forfeited by the Employee and become the property of the Company.
               (e) Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, within two years following a Change in Control, the Employee’s employment is terminated by a Group Company not for Cause or by the Employee for Good Reason, the Award shall become immediately vested in full upon such termination of employment. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.
               (f) Termination of Service; Forfeiture of Unvested Shares. In the event of Termination of Service of the Employee other than as set forth above prior to the date the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Employee and become the property of the Company.
               (g) Certificates.  Each certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Employee or other evidence of vested Shares shall be provided to the Employee.
               (h) Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share. During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.
               (i) No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by any Group

Company nor shall this Award interfere with the right of any Group Company to terminate the Employee’s employment at any time.
     3. Transfer of Shares. Any vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, the provisions of this Agreement, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.
     4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.
     5. Taxation. The Employee agrees and undertakes to be responsible for, and to indemnify any relevant Group Company in respect of, any liability of such Company to account to any tax authority for any amount of, or representing, income tax or national insurance contributions (including any employer’s secondary national insurance contributions) or any other tax, charge, levy or other sum whether under the laws of the United Kingdom or otherwise which may arise on the Award and such agreement may be in such form as the relevant Group Company may reasonably require and may include entering into a joint election between the Employee and the relevant Group Company under which the relevant Group Company’s liability to account for secondary class 1 national insurance contributions on the Award is transferred to the Employee. The Employee shall, if so required by the relevant Group Company, and within fourteen (14) days of the date of this Agreement, join with the relevant Group Company in making an election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 for the full disapplication of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003 in relation to the Award.
     6. Forfeiture Upon Breach of Certain Other Agreements. The Employee’s breach of any noncompete, nondisclosure, nonsolicitation, assignment of inventions, or other intellectual property agreement that he may be a party to with any Group Company, in addition to whatever other equitable relief or monetary damages that such Group Company may be entitled to, shall, for a period of five years from the date of grant, result in automatic rescission, forfeiture, cancellation, and return of any Shares (whether or not otherwise vested) held by the Employee, and all profits, proceeds, gains, or other consideration received through the sale or other transfer of the Shares shall be promptly returned and repaid to the Company.
     7. References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

          8. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Validus Holdings, Ltd.
Suite 1790, 48 Par-la-Ville Road
Hamilton HM11, Bermuda
Attn.: Chief Financial Officer
If to the Employee:
At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.
          9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.
          10. Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VALIDUS HOLDINGS, LTD.

By:

Name:
Title:

[EMPLOYEE]